Exhibit 10.12

SUMMARY OF SALARIES FOR

NAMED EXECUTIVE OFFICERS

(as of February 15, 2011)

The following summarizes the fiscal 2010 and fiscal 2011 salaries of the Company’s Chief Executive Officer and the other officers who were named in the Summary Compensation Table in the proxy statement for the Company’s last Annual Meeting of Stockholders, and Jeffrey W. Burris, who will be included in the Summary Compensation Table in the proxy statement for the Company’s upcoming Annual Meeting of Stockholders (collectively, the “Named Executive Officers”).

The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board reviews and determines the salaries that are paid to the Company’s executive officers, including the Named Executive Officers.

On February 15, 2011, the Compensation Committee increased the salaries of the Named Executive Officers, retroactive to January 1, 2011. The following chart provides the fiscal 2010 and fiscal 2011 salaries for the Named Executive Officers.

Named Executive Officer	Fiscal 2010 Salary	Fiscal 2011 Salary
Steven G. Anderson Chairman of the Board, President, and Chief Executive Officer	$619,229	$637,806
D. Ashley Lee Executive Vice President, Chief Operating Officer, and Chief Financial Officer	$350,897	$361,424
Gerald B. Seery Senior Vice President, Sales and Marketing	$275,000	$290,000
Albert E. Heacox, Ph.D. Senior Vice President, Research and Development	$281,589	$290,037
David M. Fronk Vice President, Regulatory Affairs and Quality Assurance	$254,400	$269,400
Jeffrey W. Burris Vice President and General Counsel	$275,000	$290,000